Exhibit 99.1

NEWS BULLETIN
    FROM:
 CalAmp Logo



FOR IMMEDIATE RELEASE


              CalAmp Reports FY 2007 Second Quarter Results

OXNARD, Calif., October 12, 2006--CalAmp Corp. (Nasdaq: CAMP), a leading provider of wireless products and engineering services, today reported results
for its fiscal 2007 second quarter ended August 31, 2006.   Key highlights
include:

     *  Revenues of $57.9 million and earnings of $0.05 per diluted share
     * Consolidated gross margin increase to 24.2%, from 23.3% in the same period last year

"Our business performed as expected during the second quarter, with operating results in-line with our prior guidance," commented Fred Sturm, CalAmp's President and Chief Executive Officer. "CalAmp's revenues and gross margin were enhanced by our wireless connectivity business, which includes contributions from our existing Machine-to-Machine (M2M) and public safety products along with the recent acquisitions of Dataradio Inc. and the Mobile Resource Management (MRM) product line. During the quarter, we began the progress of integrating these acquisitions into our wireless connectivity businesses. We believe these acquisitions have significant long-term revenue growth opportunities, will improve our overall margins and increase our customer diversification. Also, as previously announced, Dataradio recently won a $3.8 million contract to provide a mobile data communications system for the police, fire and EMS personnel of Onondaga County, New York. Last month we began initial delivery of the system and we expect deliveries to continue through fiscal 2007 and concluding in fiscal 2008."

Mr. Sturm continued, "Consistent with our objective of maintaining CalAmp's leadership position in the outdoor DBS equipment marketplace, we also made further progress on product development initiatives for our next generation equipment. We anticipate receiving product approval from our key customers in the near future with initial shipments beginning in the latter part of our fiscal third quarter. We anticipate revenue from these new products to reach meaningful levels during our fourth quarter which is normally a seasonally lower period of demand for our DBS products."

Fiscal 2007 Second Quarter Results
Revenue for the fiscal 2007 second quarter was $57.9 million, essentially flat with the $57.7 million for the second quarter of fiscal 2006. Growth in the Company's wireless data connectivity business, due primarily to the May 2006 acquisitions of Dataradio and the MRM product line, more than offset lower DBS product sales and Solutions Division revenue in the quarter.

Net income for the fiscal 2007 second quarter was $1.2 million or $0.05 per diluted share compared to net income of $3.7 million or $0.16 per diluted share for the second quarter of last year. Included in the fiscal 2007 second quarter net income is additional expense of $1,001,000 for amortization of intangible assets related to the recent acquisitions of Dataradio and the MRM product line, $653,000 for stock option expense related to the current year adoption of FAS 123R, and an increase in net interest expense of $382,000, all amounts prior to income tax effects.

Gross profit for the second quarter of fiscal 2007 was $14.0 million, or 24.2% of revenues compared to $13.4 million or 23.3% of revenues for the same period last year. The increases in gross profit and gross margin were primarily the result of increased sales of higher-margin products of the Products Division, including growth of the Company's higher-margin wireless connectivity business, and ongoing actions taken to improve the financial performance of the Solutions Division.

Liquidity
At August 31, 2006, the Company had total cash of $25.5 million, with $38.0 million in total outstanding debt. Net cash provided by operating activities during the first six months of fiscal 2007 was $5.4 million after excluding a payment of cash bonuses totaling $5.4 million made to employees of Dataradio during the second quarter for incentives that were accrued as expenses in Dataradio's pre-acquisition income statement,. These bonuses were paid from cash that was on Dataradio's balance sheet at the time of acquisition by CalAmp. Inventories were $21.9 million at the end of the second quarter, representing annualized turns of 8 times based on cost of sales in the latest quarter. Accounts receivable outstanding at the end of the second quarter represents a 52 day average collection period.

Business Outlook
Commenting on the Company's fiscal 2007 third quarter outlook, Mr. Sturm said, "Based on our current forecasts, we estimate that fiscal 2007 third quarter revenues will be in the range of $59 to $65 million, with earnings in the
range of $0.04 to $0.08 per diluted share.   We expect that our consolidated
gross margin for the third quarter will be impacted by heavier than normal costs for air freight shipments of incoming materials and lower margins on final shipments of end-of-life DBS products. In addition, our earnings forecast also includes amortization of intangible assets related to the recent acquisitions of Dataradio and the MRM product line of approximately $928,000, FAS 123R stock option expense of $725,000, and net interest expense of $345,000, all prior to income tax effects."

Conference Call, Webcast and 10-Q filing
A conference call and simultaneous webcast to discuss fiscal 2007 second quarter financial results and business outlook will be held today at 4:30 p.m. Eastern / 1:30 p.m. Pacific. The live webcast of the call is available on CalAmp's web site at www.calamp.com. Participants are encouraged to visit the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

CalAmp's President and CEO Fred Sturm and CFO Rick Vitelle will host the conference call. After the live webcast, a replay will remain available until the next quarterly conference call in the Investor Relations section of CalAmp's web site.

The reader is also referred to the Company's quarterly report on Form 10-Q, filed today with the Securities and Exchange Commission.

About CalAmp Corp.
CalAmp is a leading provider of wireless equipment, engineering services and software that enable anytime/anywhere access to critical information, data and entertainment content. With comprehensive capabilities ranging from product design and development through volume production, CalAmp delivers cost-effective high quality solutions to a broad array of customers and end markets. CalAmp is the leading supplier of Direct Broadcast Satellite (DBS) outdoor customer premise equipment to the U.S. satellite television market. The Company also provides wireless connectivity solutions for the telemetry and asset tracking markets, private wireless networks, public safety communications and critical infrastructure and process control applications. For additional information, please visit the Company's website at www.calamp.com.

Forward-Looking Statement
Statements in this press release that are not historical in nature are forward-looking statements, which involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", and variations of these words and similar expressions, are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including general and industry economic conditions, competition, the timing of customer approvals of new product designs, operating costs, the Company's ability to efficiently and cost-effectively integrate its acquired businesses, and other risks and uncertainties that are detailed from time to time in the Company's filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


AT THE COMPANY:             AT FINANCIAL RELATIONS BOARD:
Rick Vitelle                Lasse Glassen
Chief Financial Officer     General Information
(805)987-9000               (310)854-8313
                            lglassen@financialrelationsboard.com


                              - Financial Tables to Follow-

                                 CAL AMP CORP.
                        Consolidated Statements of Operations and
                        Reconciliation of Non-GAAP Adjustments
                  (unaudited, in thousands except per share amounts)


                                                      Three Months Ended
                                                          August 31,
                                                    ---------------------
                                                      2006          2005
                                                    -------       -------
Revenues                                            $57,934       $57,661

Cost of revenues                                     43,923        44,246
                                                    -------       -------

Gross profit                                         14,011        13,415

Operating expenses:
  Research and development                            3,792         2,360
  Selling                                             3,005         1,796
  General and administrative                          3,517         2,607
  Intangible asset amortization                       1,275           529
  In-process research and development                   -              27
                                                    -------       -------
                                                     11,589         7,319
                                                    -------       -------
Operating income                                      2,422 (a)     6,096

Non-operating income (expense), net                    (246)           26
                                                    -------       -------

Income before income taxes                            2,176         6,122
Income tax provision                                   (941)       (2,441)
                                                    -------       -------

Net income                                          $ 1,235       $ 3,681
                                                    =======       =======

Net income per share:
  Basic                                             $  0.05       $  0.16
  Diluted                                           $  0.05       $  0.16

Shares used in per share calculations:
  Basic                                              23,337        22,490
  Diluted                                            23,689        23,314

                                       Six months ended August 31, 2006
                                      ----------------------------------                Six
                                        GAAP      Non-GAAP      Adjusted           months ended
                                       Basis     Adjustments      Basis            Aug. 31, 2005
                                      -------    -----------    --------           -------------
Revenues                             $104,247                   $104,247            $105,241
Cost of revenues                       79,309                     79,309              81,128
                                      -------                    -------             -------
Gross profit                           24,938                     24,938              24,113
                                      -------                    -------             -------
Operating expenses:
  Research and development              6,357                      6,357               4,557
  Selling                               4,776                      4,776               3,668
  General and administrative            6,330                      6,330               5,221
  Intangible asset amortization         1,676                      1,676                 972
  In-process research and development   6,850    $ (6,850) (b)        -                  320
  Impairment loss                      29,848     (29,848) (c)        -                   -
                                      -------     -------       --------             -------
                                       55,837     (36,698)        19,139              14,738
                                      -------     -------       --------             -------
Operating income (loss)               (30,899)(a)  36,698          5,799               9,375

Non-operating income (expense), net       715        (689) (d)        26                  69
                                       -------    --------      --------             -------
Income (loss) before income taxes     (30,184)     36,009          5,825               9,444

Income tax provision                   (2,632)        276  (e)    (2,356)             (3,786)
                                      -------     -------       --------             -------

Net income (loss)                    $(32,816)   $ 36,285       $  3,469            $  5,658
                                      =======     =======       ========             =======

Net income (loss) per share:
  Basic                              $  (1.41)                  $  0.15              $  0.25
  Diluted                            $  (1.41)                  $  0.15              $  0.24

Shares used in per share
 calculations:
   Basic                               23,230                    23,230               22,491
   Diluted                             23,230                    23,714               23,112


(a) Operating income (loss) for the three and six months ended August 31, 2006 includes share-based compensation expense pursuant to FAS123R of $653 and $1,073, respectively. Such expense is included in the following captions of the Statement of Operations:

                                            Three Months    Six Months
                                               Ended           Ended
                                           Aug. 31, 2006   Aug. 31, 2006
                                           -------------   -------------

      Statement of Operations Caption
      -------------------------------
      Cost of revenues                        $  75            $  105
      Research and development expense          117               158
      Selling expense                            62               106
      General and administrative                399               704
                                              -----            ------
                                              $ 653            $1,073
                                              =====            ======

(b) In-process research and development write-off arising from the acquisition of Dataradio

(c) Solutions Division estimated goodwill and intangible assets impairment charge

(d) Foreign currency hedging gain realized in connection with the acquisition of Dataradio

(e)  Tax expense associated with the foreign currency hedging gain

"GAAP" refers to financial information presented in accordance with Generally Accepted Accounting Principles in the United States.

This press release includes historical non-GAAP financial measures, as defined in Regulation G promulgated by the Securities and Exchange Commission, with respect to the six months ended August 31, 2006. CalAmp believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to investors. The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

In this press release, CalAmp reported the non-GAAP financial measures of Adjusted Basis net income and diluted earnings per share. CalAmp uses these non-GAAP financial measures to enhance the investor's overall understanding of the financial performance and prospects for the future of CalAmp's core business activities. Specifically, CalAmp believes that a report of Adjusted Basis net income and diluted earnings per share provides consistency in its financial reporting and facilitates the comparison of results of core business operations between its current, past and future periods.

Business Segment Information:

                                                     Three Months Ended
                                                         August 31,
                                                     ------------------
                                                       2006        2005
                                                      ------      ------
Revenue
  Products Division                                  $55,343     $52,598
  Solutions Division                                   2,591       5,063
                                                     -------     -------
    Total revenue                                    $57,934     $57,661
                                                     =======     =======

Gross profit
  Products Division                                  $12,644     $11,724
  Solutions Division                                   1,367       1,691
                                                     -------     -------
    Total gross profit                               $14,011     $13,415
                                                     =======     =======

Operating income (loss)
  Products Division                                  $ 4,374     $ 7,691
  Solutions Division                                    (423)       (513)
  Corporate expenses                                  (1,529)     (1,082)
                                                     -------     -------
Total operating income                               $ 2,422     $ 6,096
                                                     =======     =======

                                       Six months ended August 31, 2006
                                      ---------------------------------               Six
                                        GAAP      Non-GAAP      Adjusted          months ended
                                       Basis     Adjustments      Basis          August 31, 2005
                                      -------    -----------    --------         ---------------
Revenue
  Products Division                  $ 98,300                  $ 98,300             $ 93,756
  Solutions Division                    5,947                     5,947               11,475
                                      -------                   -------              -------
    Total revenue                    $104,247                  $104,247             $105,241
                                      =======                   =======              =======

Gross profit
  Products Division                  $ 22,731                  $ 22,731             $ 20,534
  Solutions Division                    2,207                     2,207                3,579
                                      -------                   -------              -------
    Total gross profit               $ 24,938                  $ 24,938             $ 24,113
                                      =======                   =======              =======

Operating income (loss) (a)
  Products Division                  $  3,517     $ 6,850 (b)  $ 10,367             $ 13,047
  Solutions Division                  (31,605)     29,848 (c)    (1,757)              (1,656)
  Corporate Expenses                   (2,811)                   (2,811)              (2,016)
                                      -------     -------       -------              -------
    Total operating income (loss)    $(30,899)    $36,698      $  5,799             $  9,375
                                      =======      ======       =======              =======

(a) Operating income (loss) for the three and six months ended August 31, 2006 includes share-based compensation expense pursuant to FAS123R of $653 and $1,073, respectively. Such expense is included in the operating income(loss) of the reporting segments as follows:

                                            Three Months    Six Months
                                               Ended           Ended
                                           Aug. 31, 2006   Aug. 31, 2006
                                           -------------   -------------

      Reporting Segment
      -----------------
      Products Division                       $ 250            $  390
      Solutions Division                        119               191
      Corporate expenses                        284               492
                                              -----            ------
                                              $ 653            $1,073
                                              =====            ======

(b) In-process research and development write-off arising from the acquisition of Dataradio

(c) Solutions Division estimated goodwill and intangible assets impairment charge

                                    CAL AMP CORP.
                            CONSOLIDATED BALANCE SHEETS
                            (Unaudited - In thousands)

                                                   August 31,    February 28,
                                                      2006           2006
                                                    --------       --------

                    Assets
Current assets:
  Cash and cash equivalents                         $ 25,485        $ 45,783
  Accounts receivable, net                            38,822          28,630
  Inventories                                         21,887          18,279
  Deferred income tax assets                           4,877           4,042
  Prepaid expenses and other current assets            7,705           2,502
                                                    --------        --------
     Total current assets                             98,776          99,236

Equipment and improvements, net                        6,583           5,438
Deferred income tax assets                               -             2,344
Goodwill                                              89,829          91,386
Other intangible assets, net                          21,102           5,304
Other assets                                           1,532             638
                                                    --------        --------
                                                    $217,822        $204,346
                                                    ========        ========
    Liabilities and Stockholders' Equity
Current liabilities:
  Current portion of long-term debt                 $  1,521        $  2,168
  Accounts payable                                    17,077          12,011
  Accrued payroll and employee benefits                2,928           3,608
  Other accrued liabilities                            5,630           2,763
  Deferred revenue                                     1,346           1,323
                                                    --------        --------
     Total current liabilities                        28,502          21,873
                                                    --------        --------
Long-term debt, less current portion                  36,500           5,511
                                                    --------        --------
Deferred income tax liability                          4,013             -
                                                    --------        --------
Other non-current liabilities                          1,076             853
                                                    --------        --------
Stockholders' equity:
  Common stock                                           233             232
  Additional paid-in capital                         136,925         135,022
  Common stock held in escrow                            -            (2,532)
  Retained earnings                                   11,372          44,188
  Accumulated other comprehensive loss                  (799)           (801)
                                                    --------        --------
     Total stockholders' equity                      147,731         176,109
                                                    --------        --------
                                                    $217,822        $204,346
                                                    ========        ========

                                        CAL AMP CORP.
                            CONSOLIDATED CASH FLOW STATEMENTS
                                (Unaudited - In thousands)

                                                           Six Months Ended
                                                              August 31,
                                                          ------------------
                                                          2006          2005
                                                          ----          ----

Cash flows from operating activities:
    Net income (loss)                                  $(32,816)     $  5,658
    Depreciation and amortization                         3,111         2,299
    Stock-based compensation                              1,073            -
    Write-off of in-process R&D                           6,850           320
    Goodwill impairment writedown                        29,848            -
    Excess tax benefit from stock-based compensation       (258)           -
    Deferred tax assets, net                               (261)        2,248
    Changes in operating working capital                 (7,636)       (1,492)
    Other                                                    58            42
                                                       --------       -------
       Net cash provided by operating activities (A)        (31)        9,075
                                                       --------       -------

Cash flows from investing activities:
    Capital expenditures                                 (1,382)       (1,060)
    Proceeds from sale of property and equipment             16           141
    Acquisition of Dataradio net of cash acquired       (48,038)           -
    Acquisition of TechnoCom product line                (2,478)           -
    Proceeds from Vytek escrow distribution                 480            -
    Acquisition of Skybility assets                          -         (4,897)
                                                       --------       -------
       Net cash used in investing activities            (51,402)       (5,816)
                                                       --------       -------

Cash flows from financing activities:
    Proceeds from long-term debt                         38,000            -
    Debt repayments                                      (7,658)       (1,460)
    Proceeds from stock option exercises                    533           252
    Excess tax benefit from stock-based compensation        258            -
                                                       --------       -------
       Net cash provided (used) in financing activities  31,133        (1,208)
                                                       --------       -------
Effect of exchange rate changes on cash                       2           -
                                                       --------       -------

Net change in cash                                      (20,298)        2,051

Cash at beginning of period                              45,783        31,048
                                                       --------       -------
Cash at end of period                                  $ 25,485      $ 33,099
                                                       ========       =======


(A) Net cash provided by operating activities for the six months ended August 31, 2006 is net of the payment of $5,355,000 of accrued incentives paid by Dataradio to its workforce shortly after the acquisition of CalAmp. These incentives were recorded as an expense in Dataradio's pre-acquisition income statement.